Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Distoken Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid
	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, one right entitling the holder to receive one-tenth (1/10) of one Class A ordinary share, and one-half of one redeemable warrant(2)	Rule 457(a)	5,750,000	$10.00	$57,500,000	$109.10 per $1,000,000	$6,274
	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	5,750,000	—	—	—		(4)
	Equity	Rights included as part of the units(3)	Rule 457(g)	5,750,000	—	—	—		(4)
	Equity	Warrants included as part of the units	Rule 457(g)	2,875,000	—	—
	Equity	Shares underlying rights included as part of the units	Rule 457(a)	575,000	$10.00	$5,750,000	$109.10 per $1,000,000	$628
	Equity	Shares underlying warrants included as part of the units	Rule 457(a)	2,875,000	$11.50	$33,062,500	$109.10 per $1,000,000	$3,607
	Equity	Representative’s Warrants	Rule 457(a)	172,500	$12.00	$2,070,000	$109.10 per $1,000,000	$226
	Total Offering Amounts					$98,382,500		$10,735
	Total Fees Previously Paid							$10,735
	Total Fee Offsets							0
	Net Fee Due							0

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)      Includes 750,000 units, consisting of 750,000 Class A ordinary shares, 750,000 rights and 375,000, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)      Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)      No fee pursuant to Rule 457(g).